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                                                                       Exhibit 8
                                                                       ---------

                             PENGO SECURITIES CORP.
                          885 THIRD AVENUE, 34TH FLOOR
                            NEW YORK, NEW YORK 10022


                                                               September 8, 1998

KRM Acquisition Corp.
c/o Kyle R. Miller
410 17th Street
Suite 700
Denver, CO 80202

Gentlemen:

         1. Designation as Placement Agent. Pengo Securities Corp. ("Pengo"), together with Randall D. Smith, Jeffrey A. Smith, John W. Adams, (collectively with Pengo, the "Sellers"), hereby grant KRM Acquisition Corp. ("KRM") the exclusive right until the Expiration Date (defined below) to act as placement agent for the purpose of finding a person or persons (which may include KRM) (the "Purchaser") to purchase all of the Common Stock, par value $.001 per share (the "Common Stock"), of Inland Resources Inc., a Washington corporation ("Inland"), now owned by the Sellers. During such time, each of the Sellers agrees not to transfer, sell or otherwise dispose of any shares of Common Stock other than pursuant to a definitive purchase agreement entered into by the Sellers and the Purchaser.

         2. Term. This letter agreement will terminate on October 19, 1998 (subject to extension, the "Expiration Date"); provided, however, that the Expiration Date may be extended by KRM until November 3, 1998 upon the payment on or before November 3, 1998 to Pengo, on behalf of all the Sellers, of $100,000 in cash.

         3. Obligation of the Sellers to Sell. The Sellers shall only be obligated to sell their shares of Common Stock to the Purchaser pursuant to a definitive purchase agreement to be executed by each of the Sellers and the Purchaser prior the Expiration Date ("Definitive Purchase Agreement"). Each of the Sellers hereby covenants and agrees to enter into a Definitive Purchase Agreement if the following conditions are met: (i) the terms and conditions (other than those referred to in the following clauses (ii), (iii) and (iv) of this paragraph 3) of the Definitive Purchase Agreement shall be satisfactory to each of the Sellers, (ii) the Definitive Purchase Agreement shall provide that the purchase price per share of Common Stock is not less than $12.00, (iii) the Definitive Purchase Agreement shall provide that if
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the Purchaser resells any shares of Common Stock purchased from the Sellers within one year of the consummation of the sale of shares of Common Stock to the Purchaser at a price per share (the "Resale Price") greater than that received by the Sellers from the Purchaser (the "Sale Price") the Purchaser shall promptly pay to Pengo, on behalf of all the Sellers, one-half of the difference between the Resale Price and the Sale Price (the Definitive Purchase Agreement to include appropriate provisions to cover a Resale Price that may not be entirely in cash or in one installment), and (iv) the Definitive Purchase Agreement shall have been approved by the board of directors of Inland (the "Board") prior to its execution by the Sellers and the Purchaser. Each of the Sellers further covenants and agrees to use its or his reasonable efforts to cause the Board to approve the Definitive Purchase Agreement that meets the conditions specified in the previous sentence.

         Without limitation of the foregoing, a merger, recapitalization or other transaction involving Inland, which is entered into simultaneously with or following the purchase of Common Stock pursuant to a Definitive Purchase Agreement, in which the holders of Common Stock and Class C Preferred Stock of Inland other than the Sellers receive consideration in excess of the Sale Price, shall be covered by clause (iii) of this Paragraph 3.

         4. Obligations of the Placement Agent.

                  (a) KRM will use reasonable efforts to find a Purchaser, to engage McDonald & Company and ING Barings, as investment bankers to aid in such efforts, and to negotiate the terms of a Definitive Purchase Agreement meeting the conditions set forth in Paragraph 3.

                  (b) The sale of the Common Stock pursuant to a Definitive Purchase Agreement is to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) thereof. Accordingly, KRM agrees that:

                           (i) Any offers of the Common Stock will be made only
to corporate and institutional investors, each of which has such knowledge and experience in financial and business matters so as to render it capable of evaluating the merits and risks of its prospective investment in the Common Stock and who has assets or other indicia of financial stability sufficient to enable it to bear the economic risk of investing in and holding the Common Stock; provided, however, such offer may be to an entity, such as KRM, formed for the purpose of acquiring the Common Stock, if all of the shareholders, members or partners of such entity are corporate or institutional investors of the type described above ("Purchasing Entity"). No Common Stock will be offered to natural persons, except for members of senior management of Inland, who also may be included as shareholders, members or partners of a Purchasing Entity.
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                           (ii) The Common Stock will be offered only by
approaching prospective Purchasers on an individual basis. The Common Stock will not be offered or sold by any means of general solicitation or general advertising.

                           (iii) Any private placement memorandum or other
materials supplied to a prospective Purchaser will contain a statement expressly offering an opportunity for each prospective Purchaser to ask questions of, and receive answers from, Inland concerning the offering of the Common Stock and to obtain additional relevant information that is not confidential or non-public information (or, if confidential, that is subject to an appropriate confidentiality letter) that Inland or KRM possesses or can acquire without unreasonable effort or expense.

         5. Miscellaneous. This letter agreement (a) may be modified or amended only by a written agreement executed and delivered by each of the Sellers and KRM, (b) may be executed in one or more counterparts, each such counterpart being deemed an original instrument and all such counterparts together constituting the same agreement and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements to be performed entirely within such state.

         If the foregoing correctly sets forth our agreement, please so indicate in the space provided below and return one copy to each of the undersigned. This letter will not be effective unless and until it is countersigned by KRM.


                                                PENGO SECURITIES CORP.

                                                By: /s/ David A. Persing
                                                ------------------------
                                                Name:  David A. Persing
                                                Title: Senior Vice President
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                                                /s/ Randall D. Smith
                                                --------------------
                                                Randall D. Smith


                                                /s/ Jeffrey A. Smith
                                                --------------------
                                                Jeffrey A. Smith


                                                /s/ John W. Adams
                                                -----------------
                                                John W. Adams


Accepted and agreed to:

KRM ACQUISITION CORP.

By: /s/ Kyle R. Miller
----------------------